Exhibit (a)(5)(b)

Investor Relations: Sam Ramraj, (626) 302-2540

Media Contact: (626) 302-2255

News@sce.com

Southern California Edison Announces Expiration and Results of Tender Offer for

5.45% Fixed-to-Floating Rate Trust Preference Securities Issued by SCE Trust V

ROSEMEAD, Calif., Dec. 19, 2025 — Southern California Edison (the “Company”) today announced the expiration and results for the previously announced cash tender offer to purchase any and all of the outstanding 5.45% Fixed-to-Floating Rate Trust Preference Securities (the “Trust Securities” and such offer, the “Offer”) issued by SCE Trust V, a Delaware statutory trust subsidiary of the Company (the “Trust”), plus Accrued Distributions (as defined below).

The Offer expired on December 19, 2025 at 5 p.m., New York City time (the “Expiration Date”). Based on the count by the depositary for the Offer, as of the Expiration Date, $181,274,175 aggregate liquidation preference of Trust Securities have been validly tendered and not validly withdrawn. The Company has accepted for purchase all such Trust Securities validly tendered and not validly withdrawn as of the Expiration Date.

The consideration for the Trust Securities tendered and accepted for purchase will equal $25 per $25 liquidation amount of Trust Securities pursuant to the Offer, plus Accrued Distributions. As used in connection with the Offer, “Accrued Distributions” means, for each $25 liquidation amount of Trust Securities, accrued and unpaid distributions from the last distribution payment date with respect to such Trust Security up to, but not including, the Settlement Date (as defined below) of the Offer, assuming for purposes of the Offer that a distribution for such Trust Security had in fact accrued during such period. The date on which the Company will pay the aggregate purchase price for all validly tendered and not validly withdrawn Trust Securities that are accepted for purchase is referred to as the “Settlement Date.”

All conditions to the Offer were deemed satisfied or waived by the Company by the Expiration Date. The Company expects that the Settlement Date will be December 23, 2025.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company has filed with the Securities and Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at sec.gov.

Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Santander US Capital Markets LLC are acting as dealer managers for the Offer. For additional information regarding the terms of the Offer, please contact: Barclays Capital Inc. at 800-438-3242 (toll-free) or 212-528-7581 (collect); J.P. Morgan Securities LLC at 866-834-4666 (toll-free) or 212-834-4818 (collect); Mizuho Securities USA LLC at 866-271-7403 (toll-free) or 212-205-7741 (collect); or Santander US Capital Markets LLC at 855-404-3636 (toll-free) or 212-350-0660 (collect). To confirm delivery of Trust Securities, please contact Global Bondholder Services Corporation, which is acting as the tender agent and information agent for the Offer, at 855-654-2015 (toll-free) or 212-430-3774 (collect).

About Southern California Edison

An Edison International (NYSE: EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of approximately 15 million via 5 million customer accounts in a 50,000-square-mile service area within Central, Coastal and Southern California.

Safe Harbor Statement for Investors

Statements contained in this press release about expectations regarding the Offer, financings and other statements that do not directly relate to a historical or current fact are forward-looking statements. In this press release, the words “expects,” “will” and variations of such words and similar expressions, or discussions of strategy, plans or actions, are intended to identify forward-looking statements. Such statements reflect our current expectations; however, such statements necessarily involve risks and uncertainties. Actual results could differ materially from current expectations. Other important factors are discussed in Southern California Edison’s Form 10-K and other reports filed with the SEC, which are available on our website: edisoninvestor.com. Southern California Edison has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.